EXHIBIT 2.2

SECURITY AGREEMENT

ACCOMPANYING

SECURED PROMISSORY NOTE

This Security Agreement is made on this 30th day of April, 2015 by and between ENERGIZER TENNIS, INC., a Nevada corporation, (“ETI”) and WARWICK OVERSEAS, LLC, a Nevis Limited Liability Company (the “Secured Party”).

1.

Security Interest.  ETI grants to Secured Party a “Security Interest” in the following property (the “Collateral”): Those certain assets acquired by ETI from Secured Party pursuant to the Purchase Agreement dated April 30, 2015 (as more particularly described in Annex 1 hereto).

2.

The Security Interest shall secure the payment and performance of ETI’s promissory note of even date herewith in the principal amount of Two Hundred Fifty Thousand dollars ($250,000.00) and the payment and performance of all other liabilities and obligations of ETI to Secured Party of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

3.

Covenants.  ETI hereby warrants and covenants:

a.

ETI will not sell, dispose or otherwise transfer the collateral or any interest therein without the prior written consent of Secured Party, and the ETI shall keep the collateral free from unpaid charges (including rent), taxes, and liens.

b.

ETI shall execute alone or with Secured Party any Financing Statement or other document or procure any document, and pay the cost of filing the same in all public offices wherever filing is deemed by Secured Party to be necessary.

4.

Default.  ETI shall be in default under this Agreement if it is in default under the Note.  Upon default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a Secured Party under the Uniform Commercial Code.  Secured Party may require the ETI to make it available to Secured Party at a place that is mutually convenient. In no event, however, may the Secured Party proceed with any remedy available upon default until the Notice of Default and the subsequent opportunity of ETI to cure such default, as provided for in the Note, shall have lapsed without action by ETI.

5.

Miscellaneous. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion.  This Agreement shall inure to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties.  This Agreement shall have the effect of an instrument under seal.

[SIGNATURES ON FOLLOWING PAGE]

WARWICK OVERSEAS, LLC

ENERGIZER TENNIS, INC.

by: /s/ Lilia Senticum

by: /s/ Robert Thompson

      Lilia Senticum, President

       Robert Thompson, President

ANNEX 1

Collateral

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